UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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New York REIT, Inc.
(Name of Registrant as Specified in Its Charter)

WW Investors, LLC Michael L. Ashner James P. Hoffmann Gregory Hughes Neil H. Koenig Steven Witkoff
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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WW Investors LLC, together with the other participants named herein (collectively, “WW Investors”) intends to make preliminary filings with the Securities and Exchange Commission of preliminary proxy statements and accompanying proxy cards to be used to solicit votes (i) for the election of the WW Investor Group’s slate of director nominees to the Board of Directors of New York REIT, Inc. (“NYRT” and, the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, and (ii) in opposition to the transaction among NYRT, New York Operating Partnership, L.P., JBG Properties, Inc. and JBG Operating Partners, L.P. and certain of their affiliated pooled investment funds, announced by the Company on May 25, 2016.

On June 27, 2016, WW Investors issued the following press release:

ASHNER/WITKOFF STOCKHOLDER GROUP NOMINATES FIVE HIGHLY-QUALIFIED INDIVIDUALS FOR ELECTION TO THE BOARD OF NEW YORK REIT

- Believes Proposed Combination with JBG Acquisition Demonstrates the Board’s Propensity for Value Destruction -

- Believes Board is in Desperate Need of an Overhaul to Unlock Stockholder Value and Protect Stockholder Interests -

June 27, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and WW Investors LLC, a jointly owned entity of Michael L. Ashner and Steven Witkoff, announced today that they have formally notified New York REIT, Inc. (NYSE: NYRT) (the “Company”) of their intention to seek the election of directors to NYRT’s Board of Directors at the Company’s upcoming 2016 Annual Meeting of Stockholders.

WW Investors believes that not only has the Company failed to create meaningful long-term value for stockholders, but the recently announced combination among NYRT and JBG/Operating Partners, L.P. would cause material and permanent destruction of NYRT stockholder value if consummated. During the previous year, WW Investors has privately and repeatedly expressed its significant disagreements with the current management of NYRT.  Unfortunately, rather than complete a successful and robust strategic review process in order to maximize value for stockholders, NYRT’s current Board chose to enter into a transaction with JBG which, in the view of WW Investors, demonstrably destroys stockholder value for the benefit of NYRT management and Nick Schorsch.  Indeed, in what could reasonably be considered a “taunt” to its stockholders, NYRT management agreed that the entity that survives the JBG transaction should opt out of the Maryland Unsolicited Takeover Act (“MUTA”), but has not done so itself.  With an ever increasing number of listed REITs having opted out of MUTA and the NYRT Board’s awareness of MUTA’s unpopularity, it is hypocritical that NYRT’s Board postpone until after the JBG transaction to opt out of this stockholder unfriendly statute.

“As a result of NYRT management’s many misjudgments, including its disastrous decision to approve the JBG transaction, we have absolutely no confidence in the ability of this Board to unlock the significant value that remains trapped in NYRT’s shares,” stated Mr. Ashner. “We believe it is imperative that the Board be reconstituted, at the upcoming annual meeting, with new independent directors who will instill an emphasis on maximizing stockholder value and whose independence affords them an ability to properly evaluate and address strategic and transformative opportunities. Our proposed Board would, among other needed improvements, initiate an open and transparent strategic sale process unlike the failed and secretive current and prior sales processes conducted by NYRT management. Additionally, rather than inexplicably delaying opting out of MUTA for reasons that we can only suspect are directly adverse to stockholders best interests, our proposed Board would immediately opt out of MUTA. We see absolutely no reason in waiting for the ‘horse to leave the barn’. We have had enough of NYRT management’s continuing abuse of stockholders, and we will not stand for this value destructive JBG transaction or maintenance of the composition of NYRT’s current Board.”

WW Investors further urges the Board to hold the Annual Meeting, as previously announced, on October 24th either before or simultaneously with any special meeting in connection with the JBG transaction.  WW Investors strongly believes that the stockholders of NYRT deserve an opportunity to vote on the election of the directors who it believes would best represent their interests in identifying and pursuing value maximizing opportunities for the Company.

In furtherance of its efforts, on June 23, 2016, WW Investors submitted formal nominations of five highly qualified director candidates, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff, for election to the Board at the upcoming Annual Meeting.  WW Investors’ nominees’ experience encompasses real estate, finance, accounting, corporate governance, and management expertise.  Its nominees not only possess substantial and relevant experience, as well as a well-balanced mix of skills, but each also boasts an exceptional track record of creating stockholder value and each is committed to the highest levels of integrity and corporate governance.

WW Investors’ independent and highly qualified candidates are:

Michael L. Asher – Mr. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, positions he has held since April 2004 and December 31, 2003, respectively.  Since 1996, Mr. Ashner has served as the Chief Executive Officer of First Winthrop Corporation, a private real estate investment and management company, at which he has also served as a director.  From 2005 to 2008, Mr. Ashner served as the Executive Chairman and a trustee of Lexington Realty Trust (“Lexington”) (NYSE: LXP).  From 2005 to 2008, Mr. Ashner served as a director and the Chairman and Chief Executive Officer of Newkirk Realty Trust, Inc. (“Newkirk”), until Newkirk was merged into Lexington in 2008.  From 2002 until their liquidation in 2004, Mr. Ashner served as a director and Chief Executive Officer of each of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., three real estate investment trusts. From 1998 to 2010, Mr. Ashner served as a director of NBTY, Inc. (formerly known as Nature's Bounty, Inc.) (NYSE: NTY). Mr. Ashner serves on the Board of Trustees of the Northwell Health System, for which he has been a member since 2002; the Advisory Board of the Cornell University Program in Real Estate, for which he has been a member since 2004; the Board of Trustees of the Beit Ruth School, for which he has been a member since 2001; and the Board of Trustees of the National World War II Museum, for which he has been a member since 2008.  Mr. Ashner earned his AB from Cornell University and his J.D. from The University of Miami.  Mr. Ashner’s extensive business leadership skills and experience serving in senior executive positions, coupled with his significant real estate experience, well qualifies him to serve on NYRT’s Board of Directors.

James P. Hoffmann – Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company, a private, independent investment management company, at which he additionally served as the Global Industry Analyst for the real estate sector, as well as on numerous internal management oversight committees, from 1997 to 2012. Prior to that, Mr. Hoffmann served as Vice President and Analyst for Everen Securities, Inc., a nationwide brokerage firm, from 1995 to 1997, and LaSalle Street Capital Management, LLC, an investment advisory firm, in 1995.  From 1992 to 1994, he served as Senior Investment Officer for Real Estate at the Washington State Investment Board, an agency which manages the state’s retirement and public funds.  Mr. Hoffmann served as Vice President of Eastdil Realty, Inc., a real estate investment banking company, from 1986 to 1991.  Mr. Hoffmann has served as a member of the Board of Trustees of First Potomac Realty Trust (NYSE: FPO), a real estate investment trust, since May 2015, and also serves on its Audit Committee and Finance and Investment Committee.  In addition, Mr. Hoffmann has served as a director of HCP, Inc. (NYSE: HCP), a company that invests primarily in real estate serving the healthcare industry in the United States, since July 2014, and also serves on its Audit Committee, Nominating and Corporate Governance Committee, and Finance Committee.  Since March 2015, Mr. Hoffmann has been a member of the Board of Representatives of the International Market Centers, L.P., a private REIT, and also serves on its Audit Committee and Compensation Committee. He received a B.S. in Economics and an M.S. in Real Estate Appraisal and Investment Analysis from the University of Wisconsin, Madison.  Mr. Hoffmann’s experience in investment management and finance, and knowledge of directorial and public company governance matters from his years of service on public boards, well qualifies him to serve on NYRT’s Board of Directors.

Gregory Hughes – Mr. Hughes is currently Principal for Roscommon Capital Limited Partnership, a financial advisory and investment firm, a position that he has held since 2010. Mr. Hughes has served as a member of the Board of Directors and the Audit Committee of Gramercy Property Trust (NYSE: GPT) since 2012. Mr. Hughes also served as the Chief Operating Officer of SL Green Realty Corp. (NYSE: SLG) (“SL Green”) from 2007 to 2010 and its Chief Financial Officer from 2004 to 2010, responsible for finance, capital markets, investor relations and administration. From 2004 to 2008, Mr. Hughes also served as Chief Credit Officer of Gramercy Capital Corp. (NYSE: GKK). From 2002 to 2003, prior to joining SL Green, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm, which managed a real estate private equity fund of approximately $900 million and a NYSE listed real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations.  Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties,  at which he was responsible for the firm’s financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland and is a Certified Public Accountant. Mr. Hughes’ experience serving in senior executive positions and his extensive finance and accounting expertise, well qualifies him to serve on NYRT’s Board of Directors.

Neil H. Koenig – Mr. Koenig is co-founder and co-managing partner of Imowitz Koenig & Co., LLP, a  New York based accounting firm that began in 1980.  Mr. Koenig began his career at Ernst & Young LLP, at which he worked in accounting and finance from 1974 to 1979. Additionally, he has been a member of the American Institute of Certified Public Accountants since 1978, a member of the New York State Society of Certified Public Accountants (“NYSSCPA”) since 1978, and has also served as Chairman of NYSSCPA’s Real Estate Committee.  Mr. Koenig is currently the managing member of Real Estate Systems Implementation Group, LLC (“RESIG”) (an affiliate of Imowitz Koenig & Co., LLP).  RESIG provides consulting and administrative support services to the private equity real estate industry.  Mr. Koenig earned his B.S. in Economics from Fairleigh Dickinson University and his MBA in Finance from Fordham University. Mr. Koenig’s approximately 40 years of experience in accounting and finance well qualifies him to serve on NYRT’s Board of Directors.

Steven Witkoff – Mr. Witkoff is currently Chairman and Chief Executive Officer of The Witkoff Group, which he founded in 1997. Prior to founding and serving at The Witkoff Group, from 1986 to 1997, Mr. Witkoff co-founded and served at the Steller Management Company, at which he acquired and repositioned a portfolio of residential buildings in New York City.  Prior to his time at Steller, Mr. Witkoff practiced as an attorney in real estate law at Dreyer & Traub and Rosenman & Colin from 1983 to 1986, at which he represented a number of large developers and investors.  Mr. Witkoff has served on the Executive Committee for the Real Estate Board of New York, and as a Trustee for the Intrepid Foundation.  Mr. Witkoff has served on the Board of Trustees of Hofstra University since 2015, and the Jeffrey Modell Foundation since 1998. Mr. Witkoff earned both his bachelor’s degree and J.D. from Hofstra University in 1980 and 1983, respectively.  Mr. Witkoff’s approximately 30 years of experience in real estate and leadership positions well qualifies him to serve on the Board.

About WW Investors LLC, Michael L. Ashner and Steven Witkoff:

Michael L. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust in the process of shareholder approved liquidation.  Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets.  Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders.  Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NY REIT.

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WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, “WW Investors Group”), intends to file preliminary proxy statements and accompanying proxy cards with the Securities and Exchange Commission (“SEC”) to be used to solicit votes (i) for the election of its slate of director nominees at the 2016 annual meeting of stockholders of the Company and (ii) in opposition to the transaction among NYRT, New York Operating Partnership, L.P., JBG Properties, Inc. and JBG Operating Partners, L.P. and certain of their affiliated pooled investment funds, announced by the Company on May 25, 2016.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation:  WW Investors LLC, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff.

WW INVESTORS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, WW Investors directly owns 80 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”).  As of the date hereof, Mr. Ashner directly owns 1,007,403 shares of Common Stock, and may be deemed to beneficially own an additional 6,000 shares of Common Stock held in his spouse’s IRA.  As of the date hereof, Mr. Hoffman directly owns 75,000 shares of Common Stock.  As of the date hereof, Mr. Hughes directly owns 20,000 shares of Common Stock.  As of the date hereof, Mr. Witkoff directly owns 99,960 shares of Common Stock.  Each of Messrs. Ashner and Witkoff, as a manger and a member of WW Investors, may be deemed the beneficial owner of the 80 shares of Common Stock directly owned by WW Investors.  Mr. Koenig does not directly or indirectly own any shares of Common Stock.

CONTACT:

Bob Marese
MacKenzie Partners, Inc.
Email:  bmarese@mackenziepartners.com
Tel:      (212) 929 – 5405

Larry Schimmel
MacKenzie Partners, Inc.
Email: lschimmel@mackenziepartners.com
Tel:      (212) 378 - 7068